Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), as well as the Debt Financing and Equity Financing. The Business Combination will be accounted for as an acquisition of CPH (the accounting acquiree) by Industrea (the accounting acquirer) since Industrea is a substantive entity and has engaged in significant pre-combination activities in order to raise capital, market to investors and pursue a business combination (see Note 2). Please see the Company’s registration statement on Form S-4 (File No. 333-227259), as amended and supplemented, originally filed with the SEC on September 10, 2018 (as amended and supplemented, the “proxy statement/prospectus”), which is incorporated herein by reference, as it relates to considerations as to the determination of the accounting acquirer, expected ownership stakes at the date of acquisition and definition for terms such as, but not limited to, Debt Financing and Equity Financing.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the related Debt Financing and Equity Financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of CPH and the unaudited condensed balance sheet of Industrea, and has been prepared to reflect the Business Combination and the related Debt Financing and Equity Financing as if they occurred on October 31, 2018. The unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2018 combines the historical results of operations of CPH and for Industrea for the periods described below, giving effect to the Business Combination and the proposed Debt Financing and Equity Financing as if they occurred as of the beginning of fiscal 2018, i.e. November 1, 2017.

The unaudited pro forma condensed combined statement of operations information for the twelve months ended October 31, 2018 was derived from CPH’s audited consolidated statement of operations for the twelve months ended October 31, 2018 and Industrea’s audited statement of operations for the period January 1, 2018 through December 5, 2018. The unaudited pro forma condensed combined balance sheet information as of October 31, 2018 was derived from CPH consolidated audited balance sheet as of October 31, 2018 and Industrea’s audited balance sheet as of December 5, 2018. Such unaudited financial information has been prepared on a basis consistent with the audited financial statements of CPH and Industrea, respectively, each of which is included in the proxy statement/prospectus. See Note 2, Basis of the Pro Forma Presentation for further discussion regarding combining entities with differing fiscal years.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the Debt Financing and Equity Financings been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Concrete Pumping Holdings, Inc. (“Newco”) will likely incur additional costs in order to satisfy its obligations as a fully reporting public company as it transitions from an emerging growth company status; however, no estimate has been reflected as an adjustment to the unaudited pro forma statements of operations. In addition, Industrea anticipates adoption of various stock compensation plans or programs that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma condensed combined statement of operations has been made for these items as they are not factually supportable at this time.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “CPH Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and notes thereto of CPH and Industrea included in the proxy statement/prospectus incorporated by reference.

The unaudited pro forma combined financial statements have been prepared using actual redemptions of public shares of Industrea on the date of redemption. 22,337,322 public shares were redeemed by public stockholders. The presentation of the unaudited pro forma condensed combined financial statements herein reflects the aforementioned level of redemptions by public stockholders.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of October 31, 2018
(in thousands)

	Industrea Acquisition Corp.	Concrete Pumping Holdings, Inc.	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current Assets
Cash and cash equivalents	$4	$8,621	$231,558	[3A]	$547
			357,000	[3B]
			25,000	[3C]
			71,900	[3D]
			(36,283)	[3E]
			(7,000)	[3B]
			(147,856)	[3F]
			(31,000)	[3F]
			(14,000)	[3F]
			(14,672)	[3G]
			(239,372)	[3B]
			(231,558)	[3N]
			25,000	[3O]
			(7,477)	[3Q]
			10,682	[3P]
Cash and marketable securities held in Trust Account	238,474	-	(238,474)	[3A]
Accounts receivable, net	-	40,118	-		40,118
Inventory	-	3,810	-		3,810
Prepaid expenses and other current assets	807	3,947	-		4,754

Total current assets	239,285	56,496	(246,552)		49,229
Property and equipment, net	-	201,915	18,885	[3H]	220,800
Other intangible assets, net	-	36,429	181,271	[3I]	217,700
Goodwill	-	74,656	147,259	[3J]	221,915
Other assets	-	648	(648)	[3B]	-
TOTAL ASSETS	$239,285	$370,144	$100,215		$709,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of capital lease obligations	$-	$85	$-		$85
Revolving loans and current maturities of long term debt	-	62,987	17,850	[3B]	28,532
			(62,987)	[3B]
			10,682	[3P]
Accounts payable & other current liabilities	10,829	31,879	-		44,203
Total current liabilities	10,829	94,951	(34,455)		72,820
Long-term liabilities			-
Deferred underwriters’ commission	8,050	-	(8,050)	[3E]	-
Capital lease obligations, less current portion	-	568	-		568
Long-term debt, net of debt issuance costs	-	173,470	(176,385)	[3B]	321,650
			2,915	[3B]
			339,150	[3B]
			(17,500)
Deferred income taxes	-	39,005	33,916	[3K]	72,921
Other liabilities	-	1,458	-		1,458
Total liabilities	18,879	309,452	139,591		467,922

Redeemable Preferred Stock	-	14,672	(14,672)	[3G]	25,000
			25,000	[3C]
Common stock subject to possible redemption	215,406	-	(215,406)	[3L]	-

Stockholders’ Equity
Common Stock - Total	1	8	(8)	[3M]	1
Additional paid-in-capital	12,433	18,724	(18,724)	[3M]	253,138
			-
			(227,839)	[3N]
			25,000	[3P]
			-
			215,406	[3L]
			71,900	[3D]
			156,238	[3F]
Retained earnings (accumulated deficit)	(7,434)	26,704	(26,704)	[3M]	(36,417)
			(28,983)	[3E]
Accumulated other comprehensive income	-	584	(584)	[3M]	-
Total stockholders’ equity	5,000	46,020	165,702		216,722
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$239,285	$370,144	$100,215		$709,644

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended October 31, 2018

(in thousands, except per share information)

	Industrea Acquisition Corp.	Concrete Pumping Holdings, Inc.	Pro Forma Adjustments		Pro Forma Combined

Net sales	$-	$243,223	$-		$243,223
Cost of operations	-	136,877	3,631	[4A]	140,508
Gross profit	-	106,346	(3,631)		102,715
Operating expenses
Selling, general and administrative expenses	10,305	58,789	6,610	[4B]	75,850
			146	[4A]
Transaction Costs	-	7,590	(6,450)	[4J]	1,140
Operating (loss) profit	(10,305)	39,967	(3,937)		25,725
Interest expense	-	(21,425)	(7,755)	[4E]	(30,441)
			1,690	[4D]
			(2,951)	[4C]
Other income (expense), net	3,989	55	(3,989)	[4F]	55
Income (loss) before income taxes	(6,316)	18,597	(16,942)		(4,661)
Income tax (expense) benefit	(801)	9,784	5,774	[4G]	14,757
Net income (loss)	$(7,117)	$28,381	$(11,168)		$10,096
Dividends on cumulative redeemable convertible preferred stock	-	(1,428)	(452)	[4H]	(1,880)
Undistributed earnings allocated to preferred shares	-	(6,365)	6,335	[4K]	-
Net income (loss) available to common shareholders	$(7,117)	$20,588	$(5,255)		$8,216

Weighted average shares outstanding
Basic	6,956			[4I]	31,228
Diluted	6,956			[4I]	31,228

Earnings per share available to common stockholders
Basic	$(1.02)				$0.26
Diluted	$(1.02)				$0.26

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Transaction

For a description of the terms of the Business Combination and related documents, see the section entitled “The Business Combination Proposal” within the proxy/prospectus incorporated by reference.

Note 2 — Basis of the Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on Industrea and CPH historical consolidated financial statements as adjusted to give effect to the acquisition of CPH and any other consideration necessary to finance the Business Combination. CPH and Industrea have differing fiscal year ends, October 31st and December 31st, respectively. Accordingly, quarter ends are also differing commensurate with the timing of the aforementioned fiscal year ends.

The unaudited pro forma condensed combined balance sheet as of October 31, 2018 is based on the historical audited condensed consolidated balance sheet of CPH as of October 31, 2018 and the audited condensed balance sheet of Industrea as of December 5, 2018 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on October 31, 2018. The unaudited pro forma condensed combined statement of operations information for the year ended October 31, 2018 combines the historical results of operations of CPH for the twelve months ended October 31, 2018 and Industrea’s historical results operations for the period January 1, 2018 through December 5, 2018. In connection with the Business Combination, Newco succeeded to the attributes of Industrea as the registrant and changed its fiscal year end from December 31 to October 31.

The Business Combination will be accounted for as a business combination under the scope of the FASB ASC 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of CPH and Industrea. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement.” As described above, please see the “proxy statement/prospectus”, which is incorporated herein by reference, as it relates to discussion of the considerations evaluated in the determination of the accounting acquirer.

CPH constitutes a business, with inputs, processes, and outputs. Accordingly, the acquisition of CPH constitutes the acquisition of a business for purposes of ASC 805, and due to the change in control, will be accounted for using the acquisition method.

Under the acquisition method, the acquisition-date fair value of the Merger Consideration paid by Industrea to effect the Business Combination is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as described in Note 3 below. Management of Concrete Pumping Holdings, Inc. has made significant estimates and assumptions in determining the preliminary allocation of the Merger Consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined statements of operations for the twelve months ended October 31, 2018 give pro forma effect to the Business Combination as if it had occurred. The unaudited pro forma condensed combined balance sheet as of October 31, 2018 assumes that the Business Combination was completed on October 31, 2018. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Companies and related adjustments. The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

Unless indicated otherwise, all amounts presented in the unaudited pro forma condensed combined financial information section are in thousands, except per share information.

Lastly, the significant accounting policies of Industrea and CPH are aligned and did not require any adjustments to be made upon consummation of the Business Combination in order to create the significant accounting policies of the post-consummation entity.

Note 3 — Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Newco acquired CPH for Merger Consideration of approximately $610 million. Industrea financed the acquisition through Debt Financing of $357 million. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of CPH based on management’s best estimates of the expected fair values. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted in performing a preliminary valuation. The preliminary allocation of the purchase consideration to property and equipment was based on the fair value of such assets determined using a internal valuation process to determine through appraisal the fair value for all such assets.

Goodwill represents the excess fair value of Merger Consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive industry expertise that has been established by CPH.

No portion of the purchase price is contingent on future events occurring or other conditions being met.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Merger Agreement and the final evaluation of CPH’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property, plant and equipment, deferred taxes and amortizable intangible assets, respectively, may be material. The final allocation will be completed no later than one year from the consummation of the Business Combination.

The preliminary consideration and allocation of the purchase price to the fair value of CPH’s assets acquired and liabilities assumed as if the acquisition date was October 31, 2018 is presented as follows (in thousands):

Calculation of consideration	Rounded (000s)

New term loan	$357,000
Rollover equity	156,238
Zero-dividend convertible perpetual preferred stock	25,000
Common equity Argand subscription and PIPE	71,900
Argand partners backstop	25,000
Cash from Industrea trust	6,916
Draw on asset-based lending line of credit	10,682
Cash on the balance sheet	547
Total	653,283
Less: Seller expenses & financing fees	(43,283)
Total consideration available for purchase	$610,000
Less: Cash acquired	(8,621)
Total purchase price, net of cash acquired	$601,379

Recognized amounts of identifiable assets acquired and liabilities assumed

Accounts receivable	40,118
Inventory	3,810
Prepaid expenses and other current assets	3,947
Other intangible assets	217,700
Property and equipment	220,800
Current portion of capital lease obligations	(85)
Accounts payable & other current liabilities	(31,879)
Capital lease obligations, less current portion	(568)
Deferred income taxes	(72,921)
Other liabilities	(1,458)
Total net assets acquired	379,464
Goodwill	$221,915

(3A) Represents the release of approximately $238.5 million of cash and investments held in the trust account that becomes available following the Business Combination. $231.6 million of the cash and investments held in the trust account was utilized for redemptions of 22,337,322 shares. The remaining amount cash and investments of $6.9 million was utilized to settle expenses associated with the Business Combination and is included within Retained Earnings.

(3B) Represents the issuance of $357.0 million of Debt Financing from a new Term Loan, net of $17.5 million of debt issuance costs. The new term loan has a seven-year term and will expire in December 2025. Commencing on the last day of the first full fiscal quarter ended after the closing date of the facility, the new Term Loan shall be repayable in equal quarterly installments in aggregate annual amounts equal to 5.00% per annum of the original principal amount of the new Term Loans, with the balance payable on the maturity date of the new Term Loan. The proceeds from the Debt Financing will be used to retire the outstanding high yield bonds, revolving credit facilities in North America and U.K. and Seller Notes. This includes the write off deferred financing costs attributable to the previously listed debt facilities in the amount of $2.9 million related to long term debt and $0.6 million attributable to revolving credit facilities. The total amount of debt to be paid off is approximately $239.4 million as of October 31, 2018.

Further, in order to extinguish CPH outstanding debt a payment penalty of $14.0 million, as also discussed at (3F), was paid by Newco upon consummation of the Business Combination. $17.5 million of debt issuance costs are to be capitalized and amortized over the life of the underlying issuances. $7.0 million of the proceeds from the new Term Loan will be used to settle debt issuance costs. Current maturities of long term debt in the amount of $17.9 million have been re-classed to current liabilities to reflect the portion of the term loan that is expected to be due within the next 12 months.

(3C) Represents the issuance of $25.0 million of Newco Series A Zero-Dividend Convertible Perpetual Preferred Stock concurrently with the Business Combination. Each share will be convertible into shares of Newco common stock at a 1:1 conversion ratio upon satisfaction of certain conditions for conversion. The redemption features contained within the preferred stock were reviewed to determine appropriate pro forma condensed combined balance sheet classification and other relevant treatment derived from the determination of whether the preferred shares are permanent or “temporary” equity. Evaluation of the redemption features resulted in a determination that Series A Zero-Dividend Convertible Perpetual Preferred Stock will be presented in temporary equity. This determination was made due to the presence of a change in control upon liquidation feature within the preferred shares agreement.

(3D) Represents the Argand Subscription Agreement purchase of 5,333,333 shares of Industrea common stock for proceeds of $54.4 million. Further, reflects the PIPE Subscription Agreement of 1,906,318 shares of Industrea common stock for proceeds of $17.5 million. The proceeds from these Private Placements were used to finance the selling price of the transaction and provide funds to pay redemption amounts for those shareholders who wish to redeem their shares upon consummation of the acquisition under a redemption scenario.

 (3E) Represents the estimated amount of transaction costs to be paid by Argand of $36.3 million. This amount is comprised of the following $18.0 million of professional services fees incurred as a result of the Business Combination, $8.0 million of deferred underwriter’s commission and $10.5 million of estimated debt issuance costs. As described in (3B), actual debt issuance costs are $17.5 million of which $7.0 million is funded out of new Term Loan proceeds.

(3F) In accordance with the Merger Agreement, the purchase price of CPH is $610.0 million. The purchase price includes consideration transferred such as transaction expenses of CPH for $31 million, debt extinguishment costs of $14.0 million and for the amount of CPH outstanding debt as disclosed in (3B). Transaction costs of the seller are made up of professional services fees of $13.8 million and $17.3 million in fees to the former equity sponsor Peninsula. Further consideration transferred includes $147.9 million in cash and $156.2 million in Rollover Shares. Rollover Shares were issued at $10.20 per share which is derived as the investment value over the number of shares issued.

(3G) Represents the payment of liquidation value of approximately $14.7 million of CPH preferred stock. The CPH preferred shares contain a liquidation event redemption feature, wherein upon a qualifying event such as the Business Combination, the participating stockholders are entitled to receive liquidation value of the participating preferred shares plus all accumulated and unpaid dividends on a per share basis.

(3H) Represents the write-up of property, plant and equipment by $18.9 million to their estimated fair value of $220.8 million. See Note 3 regarding Business Combination.

(3I) Represents the increase in fair value of identifiable intangible assets by $181.3 million to their estimated fair value of $217.7 million. See Note 3 regarding Business Combination.

(3J) Represents the residual goodwill adjustment of approximately $147.3 million to $221.9 million representing the excess of the total purchase consideration over the fair value of the identifiable assets acquired and liabilities assumed in the Business Combination as described in Note 3.

(3K) Represents the recording of deferred income tax liabilities of $33.9 million, resulting from fair value adjustments for property, plant and equipment and identifiable intangible assets in the Business Combination described in Note 3. The statutory rates used are as follows: of 21.0% for the U.S., state rate of 3.6% and 17.2% for the U.K.

(3L) At the time of issuance, certain of Industrea’s common shares were subject to a possible redemption and, as such, an amount of $215.4 million was classified outside the equity section in Industrea’s historical balance sheet. 22,337,322 common shares were redeemed by common shareholders. The remaining common shares, in the amount of $6.2 million, not redeemed by common shareholders were classified as part of equity and are included within the amounts described at (3M).

(3M) Represents the elimination of CPH’s common stock, additional paid-in capital, accumulated other comprehensive income and retained earnings as a result of the business combination. This amount also reflects $3.7 million worth of redemptions in excess of common stock and additional paid in capital.

(3N) Represents the decrease in cash and cash equivalents held in the trust account available for transaction consideration. Please see note (3A) for further detail.

(3O) Represents the Argand Backstop amount of $25.0 million which allows for the offsetting of redemptions by the Argand Investor through the purchase of additional issued Industrea common stock at a price of $10.20.

(3P) As part of the transaction the post-consummation entity obtained access to a $60.0 million asset backed line “ABL Facility.” Draws of $10.7 million were made by the post-consummation entity in order to pay Business Combination expenses.

(3Q) Represents the total costs not reflected in the historical income statements that are directly attributable to the Business Combination and factually supportable but nonrecurring.

Note 4 — Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2018 are as follows:

(4A) Represents the incremental adjustment to record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment for the twelve months ended October 31, 2018. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, using original useful lives ranging from 3 to 15 years and taking into consideration the fixed assets’ reported ages. The vast majority of property, plant and equipment is attributable to machinery.

(4B) Represents the incremental adjustment to record pro forma amortization expense on a straight line basis on the portion of the purchase price allocated to identifiable intangible assets such as trademarks and customer relationships, for the twelve months ended October 31, 2018. The estimated remaining useful lives of the identified intangibles were determined based on the projected economic benefits associated with each of the identified intangible assets and was determined to be a 15-year preliminary estimated useful life for trademarks and customer relationships.

(4C) Represents the amortization expense paid on the new debt facilities financing costs of Concrete Pumping Holdings, Inc. in connection with the Business Combination. Please see (4D) for discussion related to the reversal of deferred financing costs attributable to legacy debt settled in connection with the Business Combination.

(4D) Represents the reversal of deferred financing cost (amortization) for the twelve months ended October 31, 2018, related to debt settled in connection with the Business Combination.

(4E) Represents the net increase to interest expense to a total interest expense of $30.4 million, inclusive of deferred financing costs (4D), for the twelve months ended October 31, 2018 resulting from interest on the New Term Loan to finance the acquisition of Concrete Pumping Holdings, Inc. The interest rate associated with the New Term Loan is LIBOR plus 6.0%. As interest rates in future periods could vary from those depicted in the transaction, it was determined that a 1/8% variance in interest rates would result in a $0.4 million difference in interest expense.

(4F) Reflects the reversal of $4.0 million of interest income attributable to interest earnings on the cash and marketable securities held in the Trust Account.

(4G) Represents the income tax effect of the pro forma adjustments related to the acquisition of CPH calculated using the blended U.S. statutory income tax rate of 23.1%, for the twelve months ended October 31, 2018. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities. The income tax effects of the Tax Cuts and Jobs Act (TCJA), which was enacted in the United States on December 22, 2017, are presented as recorded by the separate companies and have not been re-determined on a combined basis.

(4H) To record cumulative dividends on the Preferred Stock for the purpose of determining income (loss) attributable to common stockholders.

(4I) As the Business Combination is being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination and the PIPE Investment have been outstanding for the entire period presented. All potential common share securities in connection to the Business Combination were antidilutive, and have been ignored for the purposes of diluted EPS. For this reason, the unaudited pro forma condensed combined basic and diluted earnings per share are the same.

The following presents the calculation of basic and diluted weighted average common shares outstanding.

Year Ended October 31, 2018
Weighted average shares calculation, basic & diluted
Weighted average public shares outstanding	662,678
Argand rights converted to shares	5,750,000
CPH Management (rollover)	5,079,033
Peninsula Pacific (rollover)	11,005,275
Shares issued to PIPE investors	1,906,318
Other Non-Management Sellers	243,225
Argand shares issued in Business Combination	6,581,388
Weighted average shares outstanding	31,227,917

(4J) Represents the elimination of nonrecurring transaction costs incurred during the twelve-month period ended October 31, 2018 of $6.5 million that are directly related to the proposed Business Combination between Industrea and CPH.

(4K) Represents the distribution of undistributed earnings allocated to preferred shareholders.